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                     SHARE PURCHASE AGREEMENT


This agreement is entered into between Strategist World Fund, Inc., a Minnesota corporation (the Corporation) and American Express
Financial Corporation, a Delaware corporation (AEFC), as of this 16th day of April, 1996.

In order to provide the Corporation with its initial capital, the Corporation hereby sells to AEFC and AEFC hereby purchases from the Corporation $100,000 worth of shares of the Corporation. The Corporation hereby acknowledges receipt from AEFC in the amount of $100,000 in full payment for the shares.

AEFC represents and warrants to the Corporation that the shares are being acquired for investment and not with a view to distribution and that AEFC has no current intention to dispose of the shares.



Strategist World Fund, Inc.



By:   /s/ William H. Dudley
                William H. Dudley
                President


American Express Financial Corporation



By:   /s/ James A. Mitchell
                James A. Mitchell
                Executive Vice President